Exhibit 1.1

NORWEGIAN CRUISE LINE HOLDINGS LTD.

3,313,868 Ordinary Shares of Norwegian Cruise Line Holdings Ltd.
(par value $0.001 per Ordinary Share)

Placement Agency Agreement

September 8, 2025

J.P. Morgan Securities LLC,

   As Placement Agent
   383 Madison Avenue
   New York, New York 10179

Ladies and Gentlemen:

Norwegian Cruise Line Holdings Ltd., an exempted company incorporated under the laws of Bermuda with limited liability (“Holdings”), proposes to issue and sell directly to the several Purchasers (as defined below) an aggregate of 3,313,868 ordinary shares, par value $0.001 per share (the “Ordinary Shares”), whereby the Purchasers will receive Ordinary Shares (“Shares” and such sales of Shares, the “Share Purchases”). The Share Purchases will be governed by and pursuant to one or more securities purchase agreements (the “Purchase Agreements”) between Holdings and the Purchasers. Payment by the Purchasers for the Shares shall be made pursuant to the terms of the Purchase Agreements at the time and date referred to therein as the “Closing Date”.

NCL Corporation Ltd., an exempted company incorporated under the laws of Bermuda with limited liability (the “Company”), also proposes to repurchase for cash (through its agent) $957,963,000 aggregate principal amount of the Company’s 1.125% Exchangeable Senior Notes due 2027 issued pursuant to that certain Indenture, dated November 19, 2021, by and among the Company, as issuer, Holdings, as guarantor, and U.S. Bank Trust Company, National Association, as trustee, and $449,037,000 aggregate principal amount of the Company’s 2.50% Exchangeable Senior Notes due 2027 issued pursuant to that certain Indenture, dated February 15, 2022, by and among the Company, as issuer, Holdings, as guarantor, and U.S. Bank Trust Company, National Association, as trustee (collectively, the “Exchangeable Notes Repurchases”). Holdings will use the net proceeds from the Share Purchases, together with the net proceeds of the Exchangeable Notes Offering (as defined below), to settle the cash amount due under the Exchangeable Notes Repurchases. In addition, concurrently with Share Purchases, the Company proposes to issue and sell in a private offering $1,300,000,000 aggregate principal amount of the Company’s 0.750% exchangeable senior notes due 2030 guaranteed by Holdings (the “Exchangeable Notes Offering” and, together with the Share Purchases and the Exchangeable Notes Repurchases, the “Exchangeable Notes Refinancing Transactions”).

In addition, concurrently with the Share Purchases, the Company proposes to issue and sell in a private offering $1,200,000,000 aggregate principal amount of its 5.875% senior notes due 2031 and $850,000,000 aggregate principal amount of its 6.250% senior notes due 2033, offer to purchase for cash (the “Tender Offer”) certain of its 5.875% Senior Unsecured Notes due 2026 (“2026 Senior Notes”) and 5.875% Senior Secured Notes due 2027 (“2027 Secured Notes”) and redeem of all of its 8.125% Senior Secured Notes 2029 and any 2026 Senior Notes and 2027 Secured Notes that remain outstanding following completion of the Tender Offer (the “Unsecured Notes Refinancing Transactions”).

The Exchangeable Notes Refinancing Transactions and the Unsecured Notes Refinancing Transactions are collectively referred to herein as the “Transactions.”

Holdings has prepared and filed, in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Act”), with the Securities and Exchange Commission (the “Commission”) an automatic shelf registration statement on Form S-3 (File No. 333-275399) under the Act, including a prospectus relating to the Shares, which registration statement incorporates by reference documents which Holdings has filed, or will file, in accordance with the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”). Amendments to such registration statement, if necessary or appropriate, have been similarly prepared and filed with the Commission in accordance with the Act. Such registration statement, as so amended, has become effective under the Act.

Except where the context otherwise requires, “Registration Statement,” as used herein, means such registration statement, as amended at the time of such registration statement’s effectiveness for purposes of Section 11 of the Act, as such section applies to the Placement Agent (as defined below) (the “Effective Time”), including (i) all documents filed as a part thereof or incorporated or deemed to be incorporated by reference therein and (ii) any information contained or incorporated by reference in a prospectus filed with the Commission pursuant to Rule 424(b) under the Act, to the extent such information is deemed, pursuant to Rule 430B under the Act, to be part of the registration statement at the Effective Time.

Except where the context otherwise requires, “Prospectus,” as used herein, means the final prospectus supplement to the Base Prospectus, together with the Base Prospectus, relating to the offering of the Shares, filed by Holdings with the Commission pursuant to Rule 424(b) under the Act on or before the second business day after the date of determination of the offering price of the Shares (or such earlier time as may be required under the Act), in the form furnished by Holdings to the Placement Agent for use by the Placement Agent in connection with the offering of the Shares.

Any reference in this Placement Agency Agreement (this “Agreement”) to the Registration Statement, the Base Prospectus, the Prospectus or any Permitted Free Writing Prospectus shall be deemed to refer to and include the documents, if any, incorporated by reference, or deemed to be incorporated by reference, therein (the “Incorporated Documents”), including, unless the context otherwise requires, the documents, if any, filed as exhibits to such Incorporated Documents. Any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Prospectus or any Permitted Free Writing Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act on or after the initial effective date of the Registration Statement, or the date of the Prospectus or such Permitted Free Writing Prospectus, as the case may be, and deemed to be incorporated therein by reference.

As used in this Agreement:

“Applicable Time,” as used herein, means 11:00 P.M., New York City time, on September 8, 2025, or such other time as agreed by Holdings and the Placement Agent.

“Base Prospectus,” as used herein, means the base prospectus filed as part of such Registration Statement, in the form in which it has most recently been filed with the Commission on or prior to the date of this Agreement relating to the Shares.

“business day” means a day on which the Commission’s office in Washington, D.C. is open for business.

“Covered Free Writing Prospectuses,” as used herein, means (i) each “issuer free writing prospectus” (as defined in Rule 433(h)(1) under the Act), if any, relating to the Shares, which is not a Permitted Free Writing Prospectus and (ii) each Permitted Free Writing Prospectus.

“Disclosure Package,” as used herein, means, collectively, the Pricing Term Sheet, the Base Prospectus, the Incorporated Documents, and all Permitted Free Writing Prospectuses if any, considered together.

“Dormant Subsidiary” shall mean a Subsidiary (as such term is defined in the Indenture) that owns assets in an amount equal to no more than $5,000,000 or is dormant or otherwise inactive.

“Permitted Free Writing Prospectuses,” as used herein, means the documents listed on Schedule A attached hereto under the heading “Permitted Free Writing Prospectuses”.

“Pricing Term Sheet”, as used herein, means the pricing term sheet attached as Schedule B hereto.

“Testing-the-Waters Communication,” as used herein, means any oral or written communication with potential investors undertaken in reliance on Rule 163B under the Act; and any Testing-the-Waters Communication that is a written communication within the meaning of Rule 405 under the Act is hereinafter called a “Written Testing-the-Waters Communication.”

The terms “herein,” “hereof,” “hereto,” “hereinafter” and similar terms, as used in this Agreement, shall in each case refer to this Agreement as a whole and not to any particular section, paragraph, sentence or other subdivision of this Agreement. The term “or,” as used herein, is not exclusive.

Holdings and the Placement Agent agree as follows:

1.             Appointment as Placement Agent. Holdings and the Placement Agent agree:

(a)               Holdings hereby appoints you, J.P. Morgan Securities LLC, as exclusive placement agent (“J.P. Morgan” or the “Placement Agent”), and you hereby accept such appointment and agree to act as exclusive placement agent and to solicit offers from Purchasers to participate in Share Purchases, and Holdings hereby authorizes you to act on its behalf in accordance with this Agreement. It is understood and agreed that you will act under this Agreement as an independent contractor with duties solely to Holdings and nothing in this Agreement or the nature of your services in connection with this engagement or otherwise shall be deemed to create a fiduciary duty or fiduciary or agency relationship between you and Holdings or its shareholders, employees or creditors, and Holdings agrees that it shall not make, and hereby waives, any claim based on an assertion of such a fiduciary duty or relationship. Additionally, the Placement Agent is not advising Holdings, the Company, or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. Holdings shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the Transactions, and the Placement Agent shall not have any responsibility or liability to Holdings with respect thereto. Any review or due diligence by the Placement Agent of Holdings, the Company, the Transactions or other matters relating to the Transactions will be performed solely for the benefit of the Placement Agent and shall not be on behalf of Holdings.

(b)               It is understood and agreed that any written or oral guidance provided by J.P. Morgan in connection with the engagement described herein is exclusively for the information of the board of directors and senior management of Holdings (solely in their capacities as directors and officers of Holdings) in connection with their consideration of the Share Purchases, and such guidance and the terms of this Agreement may not be disclosed to any third party (other than Holdings’ outside law firm or accounting firm, in each case who has been informed by Holdings of the confidential nature of such guidance and the terms of this Agreement and has agreed to treat such information confidentially or is otherwise subject to professional duties of confidentiality) or circulated or referred to publicly (including any reference to the fact that J.P. Morgan has rendered such guidance or entered into this Agreement) or used or relied on by any other party or for any other purpose without J.P. Morgan’ prior written consent, except to the extent Holdings is required or requested to disclose such information (i) under compulsion of law (whether by oral question, interrogatory, subpoena, civil investigative demand or otherwise), by order or act of any court or governmental or regulatory authority or body or (ii) as otherwise required by applicable law, rule or regulation, including any listing exchange, or to the extent requested by the Staff of the Commission, any representative of the New York Stock Exchange (the "NYSE") or any other regulatory agency; provided, in each case, Holdings shall, to the extent practicable, provide J.P. Morgan with prior written notice of such disclosure and cooperate, to a reasonable extent, with J.P. Morgan in any efforts J.P. Morgan may make to obtain an order or other reliable assurance that confidential treatment will be accorded to such guidance and this Agreement. For the avoidance of doubt, this paragraph shall not prohibit any persons from disclosing information to any governmental, regulatory, or self-regulatory organization.

(c)               Notwithstanding anything to the contrary contained in this Agreement, the Placement Agent shall have no obligation to purchase any of the Shares, or any liability to the Company if any prospective purchaser fails to consummate a purchase of or pay for any of the Shares.

2.             Share Purchases. The Placement Agent agrees to use its reasonable best efforts to solicit offers from Purchasers to participate in Share Purchases. Neither the Placement Agent nor any of its affiliates, nor any partners, directors, officers, agents, employees or controlling persons (if any) of the Placement Agent or any of its affiliates, shall have any liability to Holdings, the Company or any other person for any act or omission on the part of any securities broker or dealer (other than the Placement Agent or its successors and assigns), commercial bank or trust company that solicits Share Purchases, and neither the Placement Agent nor any of such persons or entities referred to above related to the Placement Agent shall have any liability to Holdings or any person asserting claims on behalf of or in right of Holdings in connection with or as a result of either the Placement Agent’s engagement or any matter referred to in this Agreement. In soliciting Share Purchases, no securities broker or dealer (other than the Placement Agent or its successors and assigns), commercial bank or trust company shall be deemed to act as the Placement Agent’s agent or the agent of Holdings and you, as the Placement Agent, shall not be deemed the agent of any other securities broker or dealer or of any commercial bank or trust company.

3.             [Reserved].

4.             Representations and Warranties of Holdings. Holdings represents and warrants to you that:

(a)               the Registration Statement has heretofore become effective under the Act; no stop order of the Commission preventing or suspending the use of any Base Prospectus or Permitted Free Writing Prospectus, or the effectiveness of the Registration Statement, has been issued, and no proceedings for such purpose have been instituted or, to Holdings’ knowledge, are contemplated by the Commission;

(b)               as of the Effective Time, the Registration Statement complied in all material respects with the requirements of the Act and the conditions to the use of Form S-3 in connection with the offering and issue of the Shares as contemplated hereby have been satisfied; the Registration Statement constitutes an “automatic shelf registration statement” (as defined in Rule 405 under the Act) and has been filed with the Commission not earlier than three years from the date hereof; Holdings has not received, from the Commission, a notice, pursuant to Rule 401(g)(2), of objection to the use of the automatic shelf registration statement form; as of the determination date applicable to the Registration Statement (and any amendment thereof) and the offering contemplated hereby, Holdings is a “well-known seasoned issuer” as defined in Rule 405 under the Act; the Registration Statement meets, and the offering and issue of the Shares as contemplated hereby complies with, the requirements of Rule 415 under the Act (including, without limitation, Rule 415(a)(5) under the Act) and, as of the Effective Time, did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; as of the Applicable Time and as of the Closing Date, the Base Prospectus complied and will comply in all material respects with the requirements of the Act (including, without limitation, Section 10(a) of the Act) and the Disclosure Package did not include and will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; each Covered Free Writing Prospectus and each Written Testing-the-Waters Communication does not conflict with the information contained in the Registration Statement, the Base Prospectus or the Prospectus and each Covered Free Writing Prospectus and each Written Testing-the-Waters Communication, as supplemented by and taken together with the Disclosure Package as of the Applicable Time, did not, and as of the Closing Date will not, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; the Prospectus will comply, as of its date and as of the Closing Date, in all material respects, with the requirements of the Act (including, without limitation, Section 10(a) of the Act) and, as of the date the Prospectus is filed with the Commission and as of the Closing Date, the Prospectus will not, as then amended or supplemented, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Holdings makes no representation or warranty in this Section 4(b) with respect to any statement contained in the Registration Statement, the Disclosure Package or the Prospectus made in reliance upon and in conformity with information concerning the Placement Agent and furnished in writing by or on behalf of the Placement Agent to Holdings expressly for use in the Registration Statement, the Disclosure Package or the Prospectus (such information, the “Placement Agent Information”); each Incorporated Document, as of its date, as of the Applicable Time and as of the Closing Date, complied, in all material respects, with the requirements of the Exchange Act and did not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(c)               prior to the execution of this Agreement, Holdings has not, directly or indirectly, offered or issued any Shares by means of any “prospectus” (within the meaning of the Act) or used any “prospectus” (within the meaning of the Act) in connection with the offer or issue of the Shares, in each case other than the Base Prospectus and the Permitted Free Writing Prospectuses, if any; Holdings has not, directly or indirectly, prepared, used or referred to any Permitted Free Writing Prospectus except in compliance with Rule 163 or Rules 164 and 433 under the Act; assuming that such Permitted Free Writing Prospectus is so sent or given after the Registration Statement was filed with the Commission (and after such Permitted Free Writing Prospectus was, if required pursuant to Rule 433(d) under the Act, filed with the Commission), the sending or giving, by the Placement Agent, of any Permitted Free Writing Prospectus will satisfy the provisions of Rule 164 and Rule 433 (without reliance on subsections (b), (c) and (d) of Rule 164); the conditions set forth in one or more of subclauses (i) through (iv), inclusive, of Rule 433(b)(1) under the Act are satisfied, and the registration statement relating to the offering of the Shares contemplated hereby, as initially filed with the Commission, includes a prospectus that, other than by reason of Rule 433 or Rule 431 under the Act, satisfies the requirements of Section 10 of the Act; neither Holdings nor the Placement Agent are disqualified, by reason of subsection (f) or (g) of Rule 164 under the Act, from using, in connection with the offer and issue of the Shares, “free writing prospectuses” (as defined in Rule 405 under the Act) pursuant to Rules 164 and 433 under the Act; Holdings is not an “ineligible issuer” (as defined in Rule 405 under the Act) as of the eligibility determination date for purposes of Rules 164 and 433 under the Act with respect to the offering of the Shares contemplated by the Registration Statement, without taking into account any determination by the Commission pursuant to Rule 405 under the Act that it is not necessary under the circumstances that Holdings be considered an “ineligible issuer”;

(d)               none of Holdings or any of its subsidiaries is or, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Registration Statement, the Disclosure Package and the Prospectus, will be an “investment company” as defined in the Investment Company Act, without taking account of any exemption arising out of the number of holders of Holdings’ securities;

(e)               none of Holdings, any of its subsidiaries or any of their respective affiliates has taken or will take, directly or indirectly, any action designed to or that has constituted, or that might be reasonably expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of Holdings or any of its subsidiaries to facilitate the sale or resale of the Shares;

(f)                each of Holdings and its subsidiaries (i) has been duly incorporated or organized and is validly existing as an entity in good standing (where such concept is legally relevant) under the laws of the jurisdiction in which it is incorporated or organized with full corporate or other organizational power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Registration Statement, the Disclosure Package and the Prospectus, and (ii) is duly qualified to do business as a foreign corporation or other entity and is in good standing (where such concept is legally relevant) under the laws of each jurisdiction where the ownership or leasing of its properties or the conduct of its business requires such qualification, except, with respect to clause (i) (solely with respect to Holdings’ subsidiaries and not with respect to Holdings) and clause (ii), where the failure to be so incorporated, organized or qualified, have such power or authority or be in good standing would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business or results of operations of Holdings and its subsidiaries, taken as a whole and after giving effect to the Transactions (a “Material Adverse Effect”);

(g)               except for Dormant Subsidiaries, as of the date hereof, Holdings has no subsidiaries other than the entities listed on Annex A hereto;

(h)               as of December 31, 2024, on an as adjusted basis, after giving effect to the consummation of the Transactions and the other occurrences described in the Prospectus under the heading “Capitalization”, Holdings and its subsidiaries would have had the authorized, issued and outstanding capitalization as set forth in the Prospectus under the heading “Capitalization” or “Description of Share Capital” and all the outstanding issued shares, membership interests or shares of capital stock or shares, as applicable, of Holdings and its subsidiaries, other than Dormant Subsidiaries, have been duly authorized and validly issued and, if applicable, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights and, except as otherwise set forth in the Prospectus, all outstanding shares (except, in the case of any foreign subsidiaries, for director’s qualifying shares) of capital stock, shares or membership interests of its subsidiaries (other than Dormant Subsidiaries) are owned by Holdings either directly or indirectly free and clear of any security interest, claim, lien or encumbrance (other than liens, encumbrances and restrictions imposed in connection with the existing credit and other debt facilities, as described in the Prospectus, or permitted thereunder and by the Act and state securities or “blue sky” laws of certain jurisdictions). Except as disclosed in the Prospectus, there will be, on the Closing Date, no (i) outstanding options, warrants or other rights to purchase, (ii) agreements or other obligations to issue or (iii) other rights to convert any obligation into, or exchange any securities for, shares or shares of capital stock of or ownership interests in Holdings or any of its subsidiaries;

(i)                 each of Holdings and the Company has all requisite power and authority to execute and deliver this Agreement and the Purchase Agreements (collectively, the “Transaction Documents”), as applicable, and to perform its obligations hereunder and thereunder, and to provide the representations, warranties and indemnities under, or contemplated by, the Transaction Documents; and all actions required to be taken for the due and proper authorization, execution and delivery by it of each of the Transaction Documents and the consummation by it of the Transactions has been duly and validly taken;

(j)                the Purchase Agreements will conform in all material respects to the descriptions thereof in the Prospectus;

(k)               each of Holdings and its subsidiaries has good and marketable title to all properties and assets owned by it, free and clear of all liens, encumbrances and defects except for such liens, encumbrances and defects as are described or referenced in the Prospectus or as do not materially affect the value of such property and do not interfere with the use made and proposed to be made by such property by Holdings and each of its subsidiaries;

(l)                no consent, approval, authorization, filing with or order of any court or governmental agency or body or third party (including, without limitation, the NYSE or the Bermuda Monetary Authority) or approval of the shareholders of Holdings is required in connection with the execution, delivery or performance of the Transaction Documents, the issuance, sale and delivery of the Shares by Holdings or the consummation of any of the other Transactions, other than (i) registration of the Shares under the Act, which has been effected, (ii) any necessary qualification under securities or blue sky laws of the various jurisdictions in which the Shares are being offered by the Placement Agent, (iii) under the Conduct Rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”), (iv) routine informational filings required by applicable law or (v) as shall have been obtained or made prior to the Closing Date. None of Holdings or any of its subsidiaries is (1) in violation of any provision of its charter, bylaws, bye-laws, memorandum of association or articles of association or any equivalent organizational or constitutional document; (2) in breach of or default under the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject; or (3) in breach or violation of any statute, law, rule, regulation, judgment, order or decree applicable to Holdings or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over Holdings or any of its properties other than in the cases of clauses (2) and (3), such violations and defaults that would not reasonably be expected to have a Material Adverse Effect;

(m)              (i) except as described or referenced in the Prospectus, no person has the right, contractual or otherwise, to cause Holdings to issue to it any Ordinary Shares, any other shares in the capital of Holdings or other equity interests of Holdings and (ii) none of the execution and delivery of the Transaction Documents, the issuance, sale and delivery of the Shares by Holdings or the consummation of any of the other Transactions will conflict with, result in a breach or violation of or imposition of any lien, charge or encumbrance upon any property or assets of Holdings or any of its subsidiaries pursuant to, (1) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which Holdings or any of its subsidiaries is a party or bound or to which they or their property is subject; or (2) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over Holdings, any of its subsidiaries or any of its properties, other than in the cases of clauses (1) and (2), such breaches, violations, liens, charges, or encumbrances that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect and would not materially adversely affect consummation of the Transactions; or result in the violation of the charter, bylaws, bye-laws, memorandum of association or articles of association or any equivalent organizational or constitutional document of Holdings or any of its subsidiaries;

(n)               the consolidated historical financial statements of Holdings and its consolidated subsidiaries incorporated by reference in the Disclosure Package and the Prospectus present fairly in all material respects the consolidated financial position, results of operations and cash flows of Holdings and its consolidated subsidiaries as of the date and for the periods indicated and have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as otherwise noted therein);

(o)               no action, suit or proceeding by or before any court or governmental agency, authority or body or before any self-regulatory organization or other non-governmental regulatory authority or any arbitrator (including, without limitation, the NYSE) involving Holdings or any of its subsidiaries or its or their property is pending or, to the knowledge of Holdings, threatened that (i) would reasonably be expected to have a material adverse effect on the performance of the Transactions or the consummation of any of the Transactions or (ii) would reasonably be expected to have a Material Adverse Effect or materially adversely affect consummation of the Transactions, except as set forth in or contemplated in the Prospectus (exclusive of any amendment or supplement thereto);

(p)               each of Holdings and its subsidiaries owns or leases all such real properties as are necessary to the conduct of its operations as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect;

(q)               PricewaterhouseCoopers LLP, who has audited certain financial statements of Holdings and its consolidated subsidiaries and delivered its reports with respect to the audited consolidated financial statements of Holdings as of and for the year ended December 31, 2024 incorporated by reference in the Disclosure Package and the Prospectus, is an independent registered public accounting firm with respect to Holdings within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Act;

(r)                each of Holdings and its subsidiaries (i) has filed all non-U.S., U.S. federal, state and local tax returns that are required to be filed or has requested extensions thereof, except in any case in which the failure so to file would not reasonably be expected to have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto); and (ii) has paid all taxes required to be paid by them and any other tax assessment, fine or penalty levied against them, to the extent that any of the foregoing is due and payable, except for any such tax assessment, fine or penalty that is currently being contested in good faith or as would not reasonably be expected to have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto);

(s)                no labor problem or dispute with the employees of Holdings or any of its subsidiaries exists or, to Holdings’ knowledge, is threatened, and Holdings is unaware of any existing labor problem or dispute that would reasonably be expected to have a Material Adverse Effect;

(t)                 after giving effect to the issuance and sale of the Shares pursuant hereto, no subsidiary of Holdings will be prohibited, directly or indirectly, from paying any dividends to Holdings or any other subsidiary, from making any other distribution on such subsidiary’s issued share capital or membership interests, from repaying to Holdings or any other subsidiary of Holdings any loans or advances to such subsidiary from Holdings or any other subsidiary or from transferring any of such subsidiary’s property or assets to Holdings or any other subsidiary of Holdings, except as described in the Registration Statement, the Disclosure Package and the Prospectus;

(u)               Holdings and each of its subsidiaries possesses all licenses, certificates, permits and other authorizations issued by the appropriate U.S. federal, state or non-U.S. regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such licenses, certificates, permits and other authorizations would not reasonably be expected to have a Material Adverse Effect, and none of Holdings or any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit that, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Registration Statement, the Disclosure Package or the Prospectus;

(v)               Holdings and each of its subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(w)              Holdings and each of its subsidiaries maintain disclosure controls and procedures (such term as defined in Rule 13a-15(e) of the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to Holdings and its subsidiaries is made known to Holdings’ management by others within those entities; and such disclosure controls and procedures are effective to provide reasonable assurance that the information required to be disclosed by Holdings is reported within the time periods required by the Commission;

(x)               neither Holdings nor any of its subsidiaries are aware of any material weakness in their internal controls over financial reporting;

(y)               the principal executive officers (or their equivalents) and principal financial officers (or their equivalents) of Holdings have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the Commission, and the statements contained in each such certification are complete and correct; Holdings, its subsidiaries and Holdings’ directors and officers are each in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the rules and regulations of the Commission and the NYSE promulgated thereunder;

(z)               each of Holdings and its subsidiaries (i) is in compliance with any and all applicable non-U.S., U.S. federal, state and local laws and regulations relating to the protection of human health and safety (as such is affected by hazardous or toxic substances or wastes, pollutants or contaminants), the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”); (ii) has received and is in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; (iii) has not received notice of any actual or potential liability under any Environmental Law; and (iv) has not been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, except where such non-compliance with Environmental Laws, failure to receive or comply with required permits, licenses or other approvals, liability or status as a potentially responsible party would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect and except as set forth in or contemplated in the Registration Statement, the Disclosure Package and the Prospectus;

(aa)             (i) the minimum funding standard under Section 302 of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (“ERISA”), has been satisfied by each “pension plan” (as defined in Section 3(2) of ERISA) that has been established or maintained by Holdings and/or one or more of its subsidiaries; (ii) Holdings and each of its subsidiaries has fulfilled its obligations, if any, under Section 515 of ERISA; (iii) each pension plan and welfare plan established or maintained by Holdings and/or one or more of its subsidiaries is in compliance in all material respects with the currently applicable provisions of ERISA; and (iv) none of Holdings or any of its subsidiaries has incurred or, except as set forth or contemplated in the Registration Statement, the Disclosure Package and the Prospectus, would reasonably be expected to incur any material withdrawal liability under Section 4201 of ERISA, any material liability under Section 4062, 4063, or 4064 of ERISA, or any other material liability under Title IV of ERISA, except, in each case, as would not reasonably be expected to have a Material Adverse Effect;

(bb)             Holdings and each of its subsidiaries owns, possesses, licenses or has other rights to use all patents, trademarks and service marks, trade names, copyrights, domain names (in each case including all registrations and applications to register same), inventions, trade secrets, technology, know-how and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of their respective businesses as now conducted or as proposed in the Registration Statement, the Disclosure Package and the Prospectus to be conducted, except where the failure to own, possess, license or otherwise have such rights would not reasonably be expected to have a Material Adverse Effect. Except as set forth in the Registration Statement, the Disclosure Package and the Prospectus, and except as would not reasonably be expected to have a Material Adverse Effect, (i) Holdings and its subsidiaries own, or have rights to use under license, all such Intellectual Property free and clear in all respects of all adverse claims, liens or other encumbrances; (ii) to the knowledge of Holdings, there is no infringement by third parties of any such Intellectual Property; (iii) there is no pending or, to Holdings’ knowledge, threatened action, suit, proceeding or claim by any third party challenging Holdings’ or its subsidiaries’ rights in or to any such Intellectual Property; (iv) there is no pending or, to Holdings’ knowledge, threatened action, suit, proceeding or claim by any third party challenging the validity, scope or enforceability of any such Intellectual Property; and (v) there is no pending or, to Holdings’ knowledge, threatened action, suit, proceeding or claim by any third party that Holdings or any subsidiary infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of any third party;

(cc)             Holdings and each of its subsidiaries has insurance covering its properties, operations, personnel and businesses as Holdings reasonably deems adequate, including protection and indemnity insurance, and such insurance is in amounts and insures against such reasonably foreseeable losses and risks to an extent which is in accordance with customary industry practice to protect Holdings and its subsidiaries and their respective businesses; and neither Holdings nor any of its subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business, except which, in the case of clause (i) or (ii) above, would not, individually or in the aggregate, have a Material Adverse Effect;

(dd)             immediately after the consummation of the Transactions, Holdings and its subsidiaries on a consolidated basis will not be (i) left with unreasonably small capital with which to carry on their business as it is proposed to be conducted, (ii) unable to pay their debts (contingent or otherwise) as they mature or (iii) otherwise insolvent;

(ee)             no “forward-looking statement” (within the meaning of Section 27A of the Act or Section 21E of the Exchange Act) or presentation of market-related or statistical data contained or incorporated by reference in the Registration Statement, the Disclosure Package and the Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith;

(ff)               there are no stamp or other issuance or transfer taxes or duties or other similar fees or charges imposed by any governmental authority required under applicable law to be paid in connection with the execution and delivery of any of the Transaction Documents or the issuance or sale by Holdings of the Shares as contemplated in the Prospectus and the Purchase Agreements, other than all such taxes, duties or other similar fees or charges imposed by any jurisdiction outside the United States in which Holdings or any successor is organized or resident for tax purposes or any jurisdiction in which a paying agent for the Shares is located;

(gg)             it is not necessary under the laws of any jurisdiction in which Holdings is incorporated or does business that any of the holders of the Shares be licensed, qualified or entitled to carry on business in any such jurisdiction by reason of the execution, delivery, performance or enforcement of any of the Transaction Documents;

(hh)             Holdings has the power to submit and has taken all necessary corporate action to submit to the jurisdiction of any federal or state court located in the borough of Manhattan in the City of New York (a “New York Court”);

(ii)               subject to such qualifications and assumptions as are set forth in the opinion of relevant local counsel for Holdings, the Placement Agent is entitled to sue as plaintiff in the courts of the jurisdiction of incorporation and domicile of Holdings for the enforcement of its rights under this Agreement and such access to such courts will not be subject to any conditions which are not applicable to residents of such jurisdiction or a company incorporated in such jurisdiction, other than the requirement to post a bond or guarantee with respect to court costs and legal fees;

(jj)               subject to such qualifications and assumptions as are set forth in the opinion of relevant local counsel for Holdings, the courts of the jurisdiction of incorporation and domicile of Holdings will recognize and enforce a judgment obtained against Holdings in a New York Court in an action arising out of or in connection with this Agreement, in each case, without reconsidering the merits thereof;

(kk)             neither Holdings nor any of its subsidiaries or, to the best knowledge of Holdings, any director, officer, agent, employee or other person associated with or acting on behalf of Holdings or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or the Bribery Act 2010 of the United Kingdom; or (iv) made any bribe, rebate, payoff, influence payment kickback or other unlawful payment;

(ll)               the operations of Holdings and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the USA Patriot Act, the Bank Secrecy Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, that have been issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator or non-governmental authority involving Holdings or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of Holdings, threatened;

(mm)           neither Holdings nor any of its subsidiaries nor, to the knowledge of Holdings, any director, officer, agent, employee or Affiliate of Holdings or any of its subsidiaries is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the United Nations Security Council, the European Union, His Majesty’s Treasury or any other relevant sanctions authority; and Holdings will not directly or indirectly use the proceeds of the offering of the Shares contemplated hereby, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity for the purpose of financing the activities of any person that at the time of such financing is subject to any sanctions administered by or enforced by such authorities;

(nn)             except pursuant to this Agreement and as contemplated under the Transactions, neither Holdings nor any of its subsidiaries has incurred any liability for any finder’s or broker’s fee or agent’s commission in connection with the offering, sale and delivery of the Shares or any other Transaction;

(oo)             the interactive data in eXtensible Business Reporting Language incorporated by reference in the Disclosure Package and the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto;

(pp)             except as would not reasonably be expected to have a Material Adverse Effect, Holdings’ and its subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform as required in connection with the operation of the business of Holdings and its subsidiaries as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. Holdings and its subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with their businesses, and, to the knowledge of Holdings, there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been or are expected to be remedied without cost or liability or the duty to notify any other person, nor any incidents under internal review or investigations relating to the same, in each case, that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Holdings and its subsidiaries are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification.

(qq)             the Shares to be issued by Holdings pursuant to the Purchase Agreements have been duly and validly authorized and, when issued and delivered against payment therefor as provided in the Purchase Agreements, will be duly and validly issued, fully paid, non-assessable and free of statutory and contractual preemptive rights, resale rights, rights of first refusal and similar rights and will be free of any restriction upon the voting or transfer thereof pursuant to Bermuda law or Holdings’ memorandum of association or bye-laws or any agreement or other instrument to which Holdings is a party except as otherwise set forth in the Registration Statement, the Disclosure Package and the Prospectus;

(rr)               no person has the right, contractual or otherwise, to cause Holdings to register under the Act any Ordinary Shares, any other shares in the capital of Holdings or other equity interests in Holdings, or to include any such shares or interests in the Registration Statement or the offering contemplated thereby;

(ss)             except as disclosed in the Registration Statement and the Prospectus, each share option granted under any share option plan of Holdings or any subsidiary (each, a “Share Option Plan”) was granted with a per share exercise price no less than the fair market value per Ordinary Share on the grant date of such option, which is determined under Holdings’ share option plans to be the closing sales price for Ordinary Shares on the grant date, and no such grant involved any “back-dating,” “forward-dating” or similar practice with respect to the effective date of such grant; except as would not, individually or in the aggregate, have a Material Adverse Effect, each such option (i) was granted in compliance with applicable law and with the applicable Share Option Plan(s), (ii) was duly approved by the board of directors (or a duly authorized committee thereof or an officer of Holdings duly authorized by the board of directors or authorized committee thereof to make such grants) of Holdings or such subsidiary, as applicable, and (iii) has been properly accounted for in Holdings’ financial statements in accordance with GAAP and disclosed in Holdings’ filings with the Commission;

(tt)              subsequent to the respective dates as of which information is given in the Registration Statement, the Disclosure Package and the Prospectus, in each case excluding any amendments or supplements to the foregoing made after the execution of this Agreement, there has not been (i) any material adverse change, or any development involving a prospective material adverse change, in the business, financial condition or results of operations of Holdings and its subsidiaries taken as a whole, (ii) any transaction which is material to Holdings and its subsidiaries taken as a whole, (iii) any obligation or liability, direct or contingent (including any off-balance sheet obligations), incurred by Holdings or any subsidiary, which is material to Holdings and its subsidiaries taken as a whole, (iv) any material change in the share capital or outstanding indebtedness of Holdings and its subsidiaries taken as a whole or (v) any dividend or distribution of any kind declared, paid or made on the share capital of Holdings or any subsidiary of Holdings;

(uu)             all dividends and other distributions declared and payable on the share capital of Holdings, now or in the future, (i) may, under the current laws and regulations of Bermuda, be paid in United States Dollars that may be freely transferred out of Bermuda; (ii) are not or will not be, as the case may be, subject to withholding or other taxes under the current laws and regulations of Bermuda; and (iii) under such current laws and regulations are or will be otherwise free and clear of any other tax, withholding or deduction in Bermuda and without the necessity of obtaining any consent, approval, authorization or order in Bermuda;

(vv)             Holdings has not received any notice from the NYSE regarding the delisting of the Ordinary Shares from the NYSE;

(ww)           to the knowledge of Holdings, there are no affiliations or associations between (i) any member of FINRA and (ii) Holdings or any of its officers, directors or 5% or greater security holders or any beneficial owner of unregistered equity securities of Holdings that were acquired at any time on or after the 180th day immediately preceding the date the Registration Statement was initially filed by Holdings with the Commission, except as disclosed in the Registration Statement, the Disclosure Package and the Prospectus; and

(xx)             Neither Holdings nor any of its subsidiaries is currently engaged in, or has plans to engage in, one or more “covered activity” as defined in 31 C.F.R. § 850.208 as of the date of this Agreement. Neither Holdings nor any of its subsidiaries is currently holding or has plans to hold, directly or indirectly, a board seat on, a voting or equity interest in, or any contractual power to direct or cause the direction of the management or policies of a “covered foreign person” (as defined in 31 C.F.R. § 850.209(a)(1) as of the date of this Agreement).

In addition, any certificate signed by any officer of Holdings or any of its subsidiaries and delivered to the Placement Agent or counsel for the Placement Agent in connection with the offering of the Shares shall be deemed to be a representation and warranty by Holdings or such subsidiary, as the case may be, as to matters covered thereby, to the Placement Agent.

5.             Certain Covenants of Holdings. Holdings agrees:

(a)               to furnish such information as may be reasonably required and otherwise to cooperate in qualifying the Shares for offering and issue under the securities or blue sky laws of such states or other jurisdictions as you may designate; provided, however, that Holdings shall not be required to qualify as a foreign corporation or to consent to the service of process under the laws of any such jurisdiction (except service of process with respect to the offering and issue of the Shares); and to promptly advise you of the receipt by Holdings of any notification with respect to the suspension of the qualification of the Shares for offer or issue in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(b)               to make available to the Placement Agent in New York City, as soon as practicable after this Agreement becomes effective, and thereafter from time to time to furnish to the Placement Agent, as many copies of the Prospectus (or of the Prospectus as amended or supplemented if Holdings shall have made any amendments or supplements thereto after the effective date of the Registration Statement) as the Placement Agent may reasonably request for the purposes contemplated by the Act; in case the Placement Agent is required to deliver (whether physically or through compliance with Rule 172 under the Act or any similar rule), in connection with the issue of the Shares, a prospectus after the nine-month period referred to in Section 10(a)(3) of the Act, Holdings will prepare, at its expense, promptly upon reasonable request such amendment or amendments to the Registration Statement and the Prospectus as may be necessary to permit compliance with the requirements of Section 10(a)(3) of the Act;

(c)               if, at the time this Agreement is executed and delivered, it is necessary or appropriate for a post-effective amendment to the Registration Statement to be filed with the Commission and become effective before the Shares may be issued, Holdings will use its best efforts to cause such post-effective amendment to be filed and become effective, and will pay any applicable fees in accordance with the Act, as soon as possible; and Holdings will advise you promptly and, if requested by you, will confirm such advice in writing, (i) when such post-effective amendment has become effective, and (ii) when the Prospectus is filed with the Commission pursuant to Rule 424(b) under the Act (which Holdings agrees to file in a timely manner in accordance with such Rules);

(d)               if, at any time during the period when a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any issue of Shares, the Registration Statement shall cease to comply with the requirements of the Act with respect to eligibility for the use of the form on which the Registration Statement was filed with the Commission or the Registration Statement shall cease to be an “automatic shelf registration statement” (as defined in Rule 405 under the Act) or Holdings shall have received, from the Commission, a notice, pursuant to Rule 401(g)(2), of objection to the use of the form on which the Registration Statement was filed with the Commission, to (i) promptly notify the Placement Agent, (ii) promptly file with the Commission a new registration statement under the Act, relating to the Shares, or a post-effective amendment to the Registration Statement, which new registration statement or post-effective amendment shall comply with the requirements of the Act and shall be in a form satisfactory to you, (iii) use its best efforts to cause such new registration statement or post-effective amendment to become effective under the Act as soon as practicable, (iv) promptly notify the Placement Agent of such effectiveness and (v) take all other action necessary or appropriate to permit the public offering and issue of the Shares to continue as contemplated in the Prospectus; all references herein to the Registration Statement shall be deemed to include each such new registration statement or post-effective amendment, if any;

(e)               to advise you promptly, confirming such advice in writing, of any request by the Commission for amendments or supplements to the Registration Statement, the Disclosure Package and the Prospectus or for additional information with respect thereto, or of notice of institution of proceedings for, or the entry of a stop order, suspending the effectiveness of the Registration Statement and, if the Commission should enter a stop order suspending the effectiveness of the Registration Statement, to use its best efforts to obtain the lifting or removal of such order as soon as possible; to advise you promptly of any proposal to amend or supplement the Registration Statement or the Prospectus, and to provide you and your counsel copies of any such documents for review and comment a reasonable amount of time prior to any proposed filing and to file no such amendment or supplement to which you shall have objected as soon as reasonably practicable in writing;

(f)                subject to Section 5(e) hereof, to file promptly all reports and documents and any preliminary or definitive proxy or information statement required to be filed by Holdings with the Commission in order to comply with the Exchange Act for so long as a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any issue of Shares; and to promptly notify the Placement Agent of such filing;

(g)               to pay the fees applicable to the Registration Statement in connection with the offering of the Shares within the time required by Rule 456(b)(1)(i) under the Act (without reliance on the proviso to Rule 456(b)(1)(i) under the Act) and in compliance with Rule 456(b) and Rule 457(r) under the Act;

(h)               to advise the Placement Agent promptly of the happening of any event within the period during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any issue of Shares, which event could require the making of any change in the Prospectus then being used so that the Prospectus would not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and to advise the Placement Agent promptly if, during such period, it shall become necessary to amend or supplement the Prospectus to cause the Prospectus to comply with the requirements of the Act, and, in each case, during such time, subject to Section 5(e) hereof, to prepare and furnish, at Holdings’ expense, to the Placement Agent promptly such amendments or supplements to such Prospectus as may be necessary to reflect any such change or to effect such compliance;

(i)                 to make generally available to its security holders, and to deliver to you, an earnings statement of Holdings which will satisfy the provisions of Section 11(a) of the Act and Rule 158, provided that (i) such delivery requirements to Holdings’ security holders shall be deemed satisfied by Holdings’ compliance with its reporting requirements pursuant to the Exchange Act if such compliance satisfies the conditions of Rule 158 and (ii) such delivery requirements to the Placement Agent shall be deemed met by Holdings if the related reports are available on the Commission’s Electronic Data Gather, Analysis and Retrieval System (“EDGAR”);

(j)                to furnish to you copies of the Registration Statement, as initially filed with the Commission, and of all amendments thereto (including all exhibits thereto);

(k)               to comply with Rule 433(d) under the Act (without reliance on Rule 164(b) under the Act) and with Rule 433(g) under the Act;

(l)                if requested by the Placement Agent, to prepare a final term sheet relating to the offering of the Shares, containing only information that describes the final terms of the offering in a form consented to by the Placement Agent, and to file such final term sheet within the period required by Rule 433(d)(5)(ii) under the Securities Act following the date the final terms have been established for the offering of the Shares;

(m)              prior to the Closing Date, to issue no press release or other communication directly or indirectly and hold no press conferences with respect to Holdings or any of its subsidiaries, the financial condition, results of operations, business, properties, assets, or liabilities of Holdings or any of its subsidiaries, or the offering of the Shares, without your prior consent which shall not be unreasonably withheld;

(n)               not, at any time at or after the execution of this Agreement, to, directly or indirectly, offer or issue any Shares by means of any “prospectus” (within the meaning of the Act), or use any “prospectus” (within the meaning of the Act) in connection with the offer or issue of the Shares, in each case other than the Prospectus;

(o)               not to, and to cause its subsidiaries not to, take, directly or indirectly, any action designed, or which will constitute, or has constituted, or might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of Holdings to facilitate the sale or resale of the Shares;

(p)               to maintain a transfer agent and, if necessary under the jurisdiction of incorporation of Holdings, a registrar for the Ordinary Shares; and

(q)               to use the proceeds from the issue of the Shares in the manner described in the Registration Statement, the Prospectus or any Permitted Free Writing Prospectus under the caption “Use of Proceeds.”

6.             Covenant to Pay Costs. Holdings agrees:

(a)               whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, to pay all costs, expenses, fees and taxes in connection with (i) the preparation and filing of the Registration Statement, the Prospectus, each Permitted Free Writing Prospectus, any Written Testing-the-Waters Communication and any amendments or supplements thereto, and the printing and furnishing of copies of each thereof to the Placement Agent and to dealers (including costs of mailing and shipment), (ii) the registration, issue and delivery of the Shares, including any ordinary share or stamp or other issuance or transfer taxes or duties or other similar fees or charges imposed by any governmental authority payable on the issue or delivery of the Shares to the Purchasers, save for any such taxes, duties, fees or charges which arise or are increased as a result of any document effecting the registration, issue or delivery of the Shares either being signed or executed in the United Kingdom or being brought into the United Kingdom, (iii) the producing, word processing and/or printing of this Agreement, any dealer agreements and any closing documents (including compilations thereof) and the reproduction and/or printing and furnishing of copies of each thereof to the Placement Agent and (except closing documents) to dealers (including costs of mailing and shipment), (iv) the qualification of the Shares for offering and issue under state or foreign laws and the determination of their eligibility for investment under state or foreign law (including the legal fees and filing fees and other disbursements of counsel for the Placement Agent) and the printing and furnishing of copies of any blue sky surveys or legal investment surveys to the Placement Agent and to dealers, any listing of the Shares on any securities exchange or qualification of the Shares for quotation on the NYSE and any registration thereof under the Exchange Act, and any filing for review of the public offering of the Shares by FINRA, (v) the fees and disbursements of any transfer agent or registrar for the Shares and (vi) the performance of Holdings’ other obligations hereunder, provided that, except as otherwise explicitly provided in this Agreement, the Placement Agent shall pay the costs and expenses incurred by it in connection with the offering of the Shares contemplated hereby, including the fees and expenses of its legal counsel.

7.             [Reserved].

8.             Conditions of the Placement Agent’s Obligations. The obligations of the Placement Agent hereunder are subject to the accuracy of the representations and warranties on the part of Holdings on the date hereof, the performance by Holdings of its obligations hereunder (except as would have a de minimis effect) and to the following additional conditions precedent:

(a)               Holdings shall furnish to you at the Closing Date (i) an opinion letter and a negative assurance letter of Kirkland & Ellis LLP, counsel for Holdings, in form reasonably acceptable to the Placement Agent, and (ii) an opinion of Walkers (Bermuda) Limited, Bermuda counsel for Holdings, in form reasonably acceptable to the Placement Agent, in each case, addressed to the Placement Agent, and dated the Closing Date, with executed copies for the Placement Agent.

(b)               [Reserved].

(c)               You shall have received from PricewaterhouseCoopers LLP letters dated, respectively, the date of this Agreement and the Closing Date and addressed to the Placement Agent in the forms reasonably satisfactory to the Placement Agent, which letters shall cover, without limitation, the various financial disclosures incorporated by reference in the Registration Statement, the Disclosure Package and the Prospectus.

(d)               [Reserved].

(e)               You shall have received at the Closing Date the favorable opinion of Davis Polk & Wardwell LLP, counsel for the Placement Agent, dated the Closing Date, in form and substance reasonably satisfactory to the Placement Agent.

(f)                The Registration Statement shall have been filed and shall have become effective under the Act. The Prospectus shall have been filed with the Commission in accordance with the rules and regulations under the Act.

(g)               Prior to and at the Closing Date, no stop order with respect to the effectiveness of the Registration Statement shall have been issued under the Act or proceedings initiated under Section 8(d) or 8(e) of the Act.

(h)               Holdings will, at the Closing Date, deliver to you a certificate of its Executive Vice President and Chief Financial Officer, dated as of the Closing Date in the form attached as Exhibit A hereto.

(i)                FINRA shall not have raised any objection with respect to the fairness or reasonableness of the arrangements of the transactions contemplated hereby.

(j)                At the Closing Date, the Shares shall have been approved for listing on the NYSE, subject only to official notice of issuance.

9.             Effective Date of Agreement; Termination. This Agreement shall become effective when the parties hereto have executed and delivered this Agreement.

This Agreement shall be subject to termination in the absolute discretion of the Placement Agent, by prompt written notice given to Holdings and the Company prior to delivery of and payment for the Shares, if at any time prior to such time (i) there shall have occurred a suspension or material limitation in trading in the securities of Holdings on the NYSE or trading in any securities generally on the NYSE or the Nasdaq Stock Market shall have been suspended or materially limited or minimum prices shall have been established on such exchange or the Nasdaq Stock Market; (ii) a banking moratorium shall have been declared either by U.S. federal or New York State authorities; or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the Untied States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the judgment of the Placement Agent, impractical or inadvisable to proceed with the offering, sale or delivery of the Shares as contemplated in the Registration Statement, the Disclosure Package and the Prospectus.

If the issue to the Purchasers of the Shares, as contemplated by the Purchase Agreements, is not carried out because any Purchaser or Holdings, as the case may be, shall be unable to comply with any of the terms of the Purchase Agreements, the Placement Agent shall be under no obligation or liability to Holdings under this Agreement (except to the extent provided in Section 11 hereof).

10.           [Reserved].

11.           Indemnity and Contribution.

(a)               Holdings agrees to (x) indemnify, defend and hold harmless the Placement Agent, its partners, directors, officers and members, any person who controls the Placement Agent within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and any “affiliate” (within the meaning of Rule 405 under the Act) of the Placement Agent, and the successors and assigns of all of the foregoing persons, from and against any loss, damage, expense, liability or claim (including the reasonable cost of investigation) which the Placement Agent or any such person may incur under the Act, the Exchange Act, the common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or in the Registration Statement as amended by any post-effective amendment thereof by Holdings) or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as any such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact made in reliance upon and in conformity with any Placement Agent Information or arises out of or is based upon any omission or alleged omission to state a material fact in the Registration Statement in connection with the Placement Agent Information, which material fact was not contained in the Placement Agent Information and which material fact was required to be stated in such Registration Statement or was necessary to make such information not misleading or (ii) any untrue statement or alleged untrue statement of a material fact included in any Prospectus (the term Prospectus for the purpose of this Section 11 being deemed to include the Base Prospectus, the Prospectus and any amendments or supplements to the foregoing), in any Covered Free Writing Prospectus, in any Testing-the-Waters Communication, in any “issuer information” (as defined in Rule 433 under the Act) of Holdings or in any Prospectus together with any combination of one or more of the Covered Free Writing Prospectuses, if any, or any omission or alleged omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except, with respect to such Prospectus or any such Permitted Free Writing Prospectus, or any Testing-the-Waters Communication, insofar as any such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact made in reliance upon and in conformity with any Placement Agent Information or arises out of or is based upon any omission or alleged omission to state a material fact in such Prospectus or Permitted Free Writing Prospectus in connection with the Placement Agent Information, which material fact was not contained in the Placement Agent Information and which material fact was necessary in order to make the statements in such information, in the light of the circumstances under which they were made, not misleading and (y) indemnify and hold harmless the Placement Agent, its affiliates, directors and officers and each person, if any, who controls the Placement Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all other losses, damages, liabilities or claims (or actions in respect thereof) that otherwise arise out of or are based upon or asserted against the Placement Agent, its affiliates, directors and officers and each person, if any, who controls the Placement Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, as applicable, by any person, including stockholders of Holdings, in connection with or as a result of your acting as the Placement Agent in connection with the Share Purchases or that arise in connection with any other matter referred to in this Agreement.

(b)               The Placement Agent agrees to indemnify, defend and hold harmless Holdings and its subsidiaries, each of their respective directors and officers, and any person who controls Holdings within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and the successors and assigns of all of the foregoing persons, from and against any loss, damage, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, Holdings or any such person may incur under the Act, the Exchange Act, the common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact made in reliance upon and in conformity with any Placement Agent Information or any omission or alleged omission to state a material fact in such Registration Statement in connection with the Placement Agent Information, which material fact was not contained in the Placement Agent Information and which material fact was required to be stated in such Registration Statement or was necessary to make such information, in light of the circumstances under which they were made, not misleading or (ii) any untrue statement or alleged untrue statement of a material fact made in reliance upon and in conformity with any Placement Agent Information or any omission or alleged omission to state a material fact in such Prospectus or Permitted Free Writing Prospectus or Testing-the-Waters Communication in connection with the Placement Agent Information, which material fact was not contained in the Placement Agent Information and which material fact was necessary in order to make the statements in such information, in the light of the circumstances under which they were made, not misleading.

(c)               If any action, suit or proceeding (each, a “Proceeding”) is brought against a person (an “indemnified party”) in respect of which indemnity may be sought against Holdings or the Placement Agent (as applicable, the “indemnifying party”) pursuant to subsection (a) or (b) respectively, of this Section 11, such indemnified party shall promptly notify such indemnifying party in writing of the institution of such Proceeding and such indemnifying party shall be entitled to assume the defense of such Proceeding, including the employment of counsel reasonably satisfactory to such indemnified party and payment of all fees and expenses; provided, however, that the omission to so notify such indemnifying party shall not relieve such indemnifying party from any liability which such indemnifying party may have to any indemnified party or otherwise unless and to the extent the indemnifying party did not otherwise learn of such Proceeding and such failure results in the forfeiture by the indemnifying party of substantive rights and defenses as determined by a final non-appealable judicial determination. The indemnified party or parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties unless the employment of such counsel shall have been authorized in writing by the indemnifying party in connection with the defense of such Proceeding or the indemnifying party shall not have, within a reasonable period of time in light of the circumstances, employed counsel to defend such Proceeding or such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from, additional to or in conflict with those available to such indemnifying party (in which case such indemnifying party shall not have the right to direct the defense of such Proceeding on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by such indemnifying party and paid as incurred (it being understood, however, that such indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel), in any one Proceeding or series of related Proceedings in the same jurisdiction representing the indemnified parties who are parties to such Proceeding). The indemnifying party shall not be liable for any settlement of any Proceeding effected without its written consent but, if settled with its written consent such indemnifying party agrees to indemnify and hold harmless the indemnified party or parties from and against any loss or liability by reason of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened Proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such Proceeding and does not include an admission of fault or culpability or a failure to act by or on behalf of such indemnified party.

(d)               If the indemnification provided for in this Section 11 is unavailable to an indemnified party under subsections (a) or (b) of this Section 11 or insufficient to hold an indemnified party harmless in respect of any losses, damages, expenses, liabilities or claims referred to therein, then each applicable indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, damages, expenses, liabilities or claims (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other hand from the offering of the Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such losses, damages, expenses, liabilities or claims, as well as any other relevant equitable considerations. The relative benefits received by Holdings on the one hand and the Placement Agent on the other shall be deemed to be in the same respective proportions as the total proceeds from the offering (net of the placement fee but before deducting expenses) received by Holdings and the placement fee received by the Placement Agent, bear to the aggregate public offering price of the Shares. The relative fault of Holdings on the one hand and of the Placement Agent on the other shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or omission or alleged omission relates to information supplied by Holdings or by the Placement Agent and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, damages, expenses, liabilities and claims referred to in this subsection shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating, preparing to defend or defending any Proceeding.

(e)               Holdings and the Placement Agent agree that it would not be just and equitable if contribution pursuant to this Section 11 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in subsection (d) above. Notwithstanding the provisions of this Section 11, the Placement Agent shall not be required to contribute any amount in excess of the amount by which the total placement fee received by the Placement Agent exceeds the amount of any damages that the Placement Agent has otherwise been required to pay by reason of (i) such untrue statement or alleged untrue statement or omission or alleged omission or (ii) such loss, damage, expense, liability or claim (or action in respect thereof). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f)                The indemnity and contribution agreements contained in this Section 11 and the covenants, warranties and representations of Holdings contained in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Placement Agent, its partners, directors, officers or members or any person (including each partner, officer, director or member of such person) who controls the Placement Agent within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, or by or on behalf of Holdings, its directors or officers or any person who controls Holdings within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and shall survive any termination of this Agreement or the issuance and delivery of Shares. Holdings and the Placement Agent agree promptly to notify each other of the commencement of any Proceeding against it and, in the case of Holdings, against any of its officers or directors in connection with the issuance of the Shares, or in connection with the Registration Statement, the Prospectus or any Permitted Free Writing Prospectus.

12.            Information Furnished by the Placement Agent. The name of the Placement Agent constitutes the only information furnished by or on behalf of the Placement Agent as “Placement Agent Information.”

13.            Notices. All communications hereunder will be in writing and effective only on receipt, and:

a.     if to the Placement Agent, shall be sent by hand delivery, mail, overnight courier or facsimile transmission to:

J.P. Morgan Securities LLC
383 Madison Avenue
New York, New York 10179
Attention: Santosh Sreenivasan

With a copy to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: John Meade
Facsimile: (####)

b.     if to Holdings, shall be sent by mail, telex, overnight courier or facsimile transmission to:

Norwegian Cruise Line Holdings Ltd.

7665 Corporate Center Drive

Miami, Florida 33126

Attention: General Counsel

Facsimile: (####)

With a copy to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Sophia Hudson, Zoey Hitzert
Facsimile: (####)

14.            Governing Law; Construction. This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement (“Claim”), directly or indirectly, shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law principles thereof. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement.

15.            Submission to Jurisdiction. Except as set forth below, no Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters, and Holdings consents to the jurisdiction of such courts and personal service with respect thereto. Holdings hereby consents to personal jurisdiction, service and venue in any court in which any Claim arising out of or in any way relating to this Agreement is brought by any third party against the Placement Agent or any indemnified party. The Placement Agent and Holdings (on its behalf and, to the extent permitted by applicable law, on behalf of its shareholders and affiliates) each waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. Holdings agrees that a final judgment in any such action, proceeding or counterclaim brought in any such court shall be conclusive and binding upon Holdings and may be enforced in any other courts to the jurisdiction of which Holdings is or may be subject, by suit upon such judgment. Holdings hereby irrevocably designates, appoints and empowers Corporate Creations Network Inc., 600 Mamaroneck Avenue #400, Harrison, NY 10528, Westchester County, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and its properties, assets and revenues, service of any and all legal process, summons, notices and documents.

16.            Parties at Interest. The Agreement herein set forth has been and is made solely for the benefit of the Placement Agent and Holdings, and to the extent provided in Section 11 hereof the controlling persons, partners, directors, officers, members and affiliates referred to in such Section, and their respective successors, assigns, heirs, personal representatives and executors and administrators. No other person, partnership, association or corporation (including any Purchaser) shall acquire or have any right under or by virtue of this Agreement.

17.            No Fiduciary Relationship. Holdings hereby acknowledges that the Placement Agent is acting solely as a placement agent to solicit offers from Purchasers to participate in Share Purchases. Holdings further acknowledges that the Placement Agent is acting pursuant to a contractual relationship created solely by this Agreement entered into on an arm’s length basis, and in no event do the parties intend that the Placement Agent act or be responsible as a fiduciary to Holdings, its management, shareholders or creditors or any other person in connection with any activity that the Placement Agent may undertake or have undertaken in furtherance of the solicitation offers for securities of Holdings, either before or after the date hereof. The Placement Agent hereby expressly disclaims any fiduciary or similar obligations to Holdings, either in connection with the Transactions or any matters leading up to the Transactions, and Holdings hereby confirms its understanding and agreement to that effect. Holdings and the Placement Agent agree that they are each responsible for making their own independent judgments with respect to any such transactions and that any opinions or views expressed by the Placement Agent to Holdings regarding any such transactions, including, but not limited to, any opinions or views with respect to the price or market for Holdings’ securities, do not constitute advice or recommendations to Holdings. Holdings and the Placement Agent agree that the Placement Agent is acting as principal and not the agent or fiduciary of Holdings and the Placement Agent has not assumed, and none of them will assume, any advisory responsibility in favor of Holdings with respect to the Transactions or the process leading thereto (irrespective of whether the Placement Agent has advised or is currently advising Holdings on other matters). Holdings hereby waives and releases, to the fullest extent permitted by law, any claims that Holdings may have against the Placement Agent with respect to any breach or alleged breach of any fiduciary, advisory or similar duty to Holdings in connection with the Transactions or any matters leading up to the Transactions.

18.            Counterparts. This Agreement may be signed by the parties in one or more counterparts which together shall constitute one and the same agreement among the parties. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

19.            Successors and Assigns. This Agreement shall be binding upon the Placement Agent and Holdings and their successors and assigns and any successor or assign of any substantial portion of Holdings’ and the Placement Agent’s respective businesses and/or assets.

20.            Waiver of Immunities. To the extent that Holdings or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty, from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, or from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to their obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, Holdings hereby irrevocably and unconditionally, to the extent permitted by applicable law, waives and agrees not to plead or claim any such immunity and consents to such relief and enforcement.

21.            Foreign Taxes. All payments by Holdings to the Placement Agent hereunder shall be made free and clear of, and without deduction or withholding for or on account of, any and all present and future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereinafter imposed, levied, collected, withheld or assessed by any jurisdiction in which Holdings is organized, resident, doing business or has an office from which payment is made or deemed to be made, excluding (i) any such tax imposed by reason of the Placement Agent having some connection with the taxing jurisdiction other than its participation as the Placement Agent hereunder and (ii) any income or franchise tax on the overall net income of the Placement Agent imposed by the United States, by the State of New York or any other state thereof, or the District of Columbia, or any political subdivision or territory of the United States, of any state thereof, of the District of Columbia or of the State of New York (all such non-excluded taxes, “Foreign Taxes”). If Holdings is prevented by operation of law or otherwise from paying, causing to be paid or remitting that portion of amounts payable hereunder represented by Foreign Taxes withheld or deducted, then amounts payable under this Agreement shall, to the extent permitted by law, be increased to such amount as is necessary to yield and remit to the Placement Agent an amount which, after deduction of all Foreign Taxes (including all Foreign Taxes payable on such increased payments) equals the amount that would have been payable if no Foreign Taxes applied.

22.            Judgment Currency. Holdings agrees to indemnify the Placement Agent against any loss incurred by the Placement Agent as a result of any judgment or order in favor of the Placement Agent being given or made against Holdings for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than United States dollars and as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange in The City of New York at which such party on the date of payment of such judgment or order is able to purchase United States dollars with the amount of the Judgment Currency actually received by such party if such party had utilized such amount of Judgment Currency to purchase United States dollars as promptly as practicable upon such party’s receipt thereof. The foregoing indemnity shall constitute a separate and independent obligation of Holdings, shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. If the United States dollars so purchased are greater than the sum originally due to the Placement Agent hereunder, the Placement Agent agrees to pay to Holdings an amount equal to the excess of the dollars so purchased over the sum originally due to the Placement Agent hereunder. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

23.            VAT.

(a)               All sums payable by Holdings pursuant to this Agreement are exclusive of any value added tax (“VAT”). Accordingly, if any payment by Holdings pursuant to this Agreement constitutes the consideration for a taxable supply for VAT purposes, then, in addition to that payment, Holdings shall pay an amount equal to any VAT chargeable on such supply subject, where applicable, to the receipt of a valid VAT invoice by Holdings.

(b)               Where under the terms of this Agreement Holdings is liable to pay, indemnify or reimburse the Placement Agent in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not recoverable by the Placement Agent or any group of which the Placement Agent is a member for VAT purposes.

24.            Recognition of the U.S. Special Resolution Regimes.

(a)               In the event that the Placement Agent is a Covered Entity subject to a proceeding under a U.S. Special Resolution Regime, the transfer from the Placement Agent of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)               In the event that the Placement Agent is a Covered Entity or a BHC Act Affiliate of the Placement Agent becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against the Placement Agent are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

(c)               As used in this section:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i)       a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)      a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)     a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(a)               “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd- Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

25.               Miscellaneous. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Placement Agent are required to obtain, verify and record information that identifies its clients, including Holdings, which information may include the name and address of its clients, as well as other information that will allow the Placement Agent to properly identify their clients.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

If the foregoing correctly sets forth the understanding between Holdings and the Placement Agent, please so indicate in the space provided below for that purpose, whereupon this Agreement and your acceptance shall constitute a binding agreement between Holdings and the Placement Agent.

Very truly yours,

Norwegian Cruise Line Holdings Ltd.

By:	/s/ Mark A. Kempa
Name: Mark A. Kempa
Title: Executive Vice President and Chief Financial Officer

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

J.P. MORGAN SECURITIES LLC

By:	/s/ Gaurav Maria
Name: Gaurav Maria
Title: Managing Director

2

SCHEDULE A

Permitted Free Writing Prospectuses

Pricing Term Sheet

SCHEDULE B

Pricing Term Sheet

Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated
September 8, 2025

Relating to Preliminary Prospectus
Supplement dated September 8, 2025

Registration No. 333-275399

NORWEGIAN CRUISE LINE HOLDINGS LTD.

3,313,868 ORDINARY SHARES

PRICING TERM SHEET

This pricing term sheet of Norwegian Cruise Line Holdings Ltd. (“NCLH” or the “Issuer”) relates only to the registered direct offering of its ordinary shares described in, and should be read together with, the preliminary prospectus supplement, dated September 8, 2025 (the “Preliminary Prospectus Supplement”), which supplements the prospectus included in Norwegian Cruise Line Holdings Ltd.’s Registration Statement on Form S-3 (File No. 333-275399), as filed with the U.S. Securities and Exchange Commission (the “SEC”), before deciding to invest in the ordinary shares offered thereby. Terms used and not defined herein have the meanings assigned in the Preliminary Prospectus Supplement.

Issuer:	Norwegian Cruise Line Holdings Ltd., a Bermuda company

Ticker / Exchange for Ordinary Shares:	NCLH / New York Stock Exchange (NYSE)

Number of Shares Offered:	3,313,868 ordinary shares

Pricing Date:	September 8, 2025

Trade Date:	September 9, 2025

Settlement Date:

September 11 2025 (T+2)

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the ordinary shares more than one business day prior to the original issue date will be required, by virtue of the fact that the ordinary shares will initially settle in T+2, to specify alternate settlement arrangements at the time of any such trade to prevent a failed settlement. Purchasers of the ordinary shares who wish to trade the ordinary shares prior to the business day preceding the settlement date should consult their own advisors.

NYSE Last Reported Sale Price of Issuer’s Ordinary Shares on Pricing Date:	$24.53 per ordinary share

Offering Price:	$24.53 per ordinary share

Concurrent Exchangeable Notes Offering:

Concurrent with this offering of ordinary shares, NCL Corporation Ltd. (“NCLC”), a subsidiary of the Issuer, is conducting a private offering (the “Exchangeable Notes Offering”) of $1,300 million aggregate principal amount of 0.750% exchangeable senior notes due 2030 (or up to $1,407 million aggregate principal amount of 0.750% exchangeable senior notes due 2030 if the initial purchasers in such offering exercise in full their option to purchase additional exchangeable notes) (the “New Exchangeable Notes”). The Exchangeable Notes Offering is only being made to persons reasonably believed to be qualified institutional buyers (“QIBs”) as defined in Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Rule 144A pursuant to a separate confidential offering memorandum, and nothing contained herein shall constitute an offer to sell or the solicitation of an offer to buy the New Exchangeable Notes. Completion of this offering is not conditioned upon the completion of the Exchangeable Notes Offering or vice versa.

NCLC anticipates that the net proceeds from the Exchangeable Notes Offering, after deducting the initial purchasers’ discount but before deducting estimated fees and expenses, will be approximately $1,276.4 million (or approximately $1,381.4 million if the initial purchasers exercise their option to purchase additional New Exchangeable Notes in full).

2027 Exchangeable Notes Repurchase Transactions:

NCLC intends to use the net proceeds from the Exchangeable Notes Offering, together with the net proceeds from this offering and cash on hand, to repurchase (the “Exchangeable Note Repurchases”) (through its agent) approximately $958.0 million aggregate principal amount of the 1.125% Exchangeable Senior Notes due 2027 for approximately $1,009.5 million and approximately $449.0 million aggregate principal amount of the 2.50% Exchangeable Senior Notes due 2027 (collectively with the 2027 1.125% Exchangeable Notes, the “2027 Exchangeable Notes”) for approximately $480.5 million, plus, in each case, accrued and unpaid interest thereon to, but excluding, the repurchase date. See “Prospectus Supplement Summary—Concurrent Refinancing Transactions” in the Preliminary Prospectus Supplement.

The Exchangeable Note Repurchases are conditioned upon the consummation of the Exchangeable Notes Offering and this offering, and the consummation of the Exchangeable Notes Offering and this offering are conditioned upon the consummation of the Exchangeable Note Repurchases. NCLC expects that certain holders of 2027 Exchangeable Notes that NCLC agreed to repurchase that have hedged their equity price risk with respect to such 2027 Exchangeable Notes (the “Hedged Holders”) will, concurrently with or shortly after the pricing of the Exchangeable Notes Offering, unwind all or part of their hedge positions in such 2027 Exchangeable Notes by buying ordinary shares and/or entering into or unwinding various derivative transactions with respect to the ordinary shares. The number of ordinary shares to be purchased by the Hedged Holders may be substantial in relation to the historic average daily trading volume of the ordinary shares. The repurchase of the 2027 Exchangeable Notes, and the potential related market activities by the Hedged Holders, could increase (or reduce the size of any decrease in) the market price of the ordinary shares concurrently with the pricing of the New Exchangeable Notes and may have the effect of increasing the exchange price of the New Exchangeable Notes. NCLC cannot predict the magnitude of such market activity or the overall effect it will have on the market price of the New Exchangeable Notes or the ordinary shares.

2

New Unsecured Notes Offering, Tender Offer, Redemption of the 2026 Senior Notes, Redemption of the 2027 Secured Notes and Redemption of the 2029 Secured Notes

Concurrent with this offering of ordinary shares and the Exchangeable Notes Offering, NCLC conducted a private offering (the “New Unsecured Notes Offering”) of $1,200.0 million aggregate principal amount of 5.875% Senior Notes due 2031 (the “2031 Unsecured Notes”) and $850.0 million aggregate principal amount of 6.250% Senior Notes due 2033 (the “2033 Unsecured Notes” and, collectively with the 2031 Unsecured Notes, the “New Unsecured Notes”) to QIBs in reliance on Rule 144A and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The New Unsecured Notes will not be guaranteed by NCLH or any of NCLC’s subsidiaries. The New Unsecured Notes Offering is only being made pursuant to a separate confidential offering memorandum, and nothing contained herein shall constitute an offer to sell or the solicitation of an offer to buy the New Unsecured Notes. Completion of the New Unsecured Notes Offering will occur after the completion of this offering and the Exchangeable Notes Offering. Completion of the New Unsecured Notes Offering is not conditioned upon the completion of this offering or the Exchangeable Notes Offering or vice versa.

NCLC has commenced an offer to purchase (the “Tender Offer”), for cash, (i) any and all of its 5.875% Senior Notes due 2026 (the “2026 Senior Notes”) and (ii) any and all of its 5.875% Senior Secured Notes due 2027 (the “2027 Secured Notes”). As of the date of the Preliminary Prospectus Supplement, there is $225.0 million aggregate principal amount of 2026 Senior Notes and $1,000.0 million aggregate principal amount of 2027 Secured Notes outstanding.

NCLC intends to use the net proceeds from the New Unsecured Notes Offering, together with cash on hand, to (i) fund the Tender Offer, (ii) redeem all of the 2026 Senior Notes and the 2027 Secured Notes that are not accepted for purchase in the Tender Offer, (iii) redeem all of its 8.125% Senior Secured Notes due 2029 (the “2029 Secured Notes”) and (iv) pay accrued and unpaid interest on the 2026 Senior Notes, the 2027 Secured Notes and the 2029 Secured Notes purchased or redeemed, as applicable, as well as pay related transaction premiums, fees and expenses.

The foregoing description and other information in the Preliminary Prospectus Supplement regarding the New Unsecured Notes Offering, the Tender Offer, the redemption of the 2026 Senior Notes, the redemption of the 2027 Secured Notes and the redemption of the 2029 Secured Notes is included solely for informational purposes. This pricing term sheet is not a notice of redemption with respect to the 2026 Senior Notes, the 2027 Secured Notes or the 2029 Secured Notes or an offer to purchase, or a solicitation of an offer to sell, any of the 2026 Senior Notes, the 2027 Secured Notes or the 2029 Secured Notes and the Tender Offer is not an offer to sell, or a solicitation of an offer to purchase, the New Exchangeable Notes or the New Unsecured Notes. See “Prospectus Supplement Summary—Concurrent Refinancing Transactions” in the Preliminary Prospectus Supplement.

Use of Proceeds:

NCLH anticipates that the net proceeds from the sale of ordinary shares in this offering will be $80.8 million, after deducting estimated fees and expenses. We intend to use the net proceeds from this offering and cash on hand, together with the net proceeds from the Exchangeable Notes Offering, to fund the Exchangeable Note Repurchases.

3

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THE OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

4

EXHIBIT A

NORWEGIAN cruise line holdings ltd.

FORM OF EXECUTIVE OFFICERS’ CERTIFICATE

The undersigned, Mark A. Kempa, Executive Vice President and Chief Financial Officer of Norwegian Cruise Line Holdings Ltd., an exempted company incorporated under the laws of Bermuda with limited liability (the “Company”), does hereby certify pursuant to Section 8(h) of that certain Placement Agency Agreement, dated September 8, 2025 (the “Placement Agency Agreement”), between the Company and J.P. Morgan Securities LLC, as placement agent, that as of September [ ], 2025:

1.      He has reviewed the Disclosure Package and the Prospectus and any amendment or supplement to the Disclosure Package and the Prospectus.

2.      The representations and warranties of the Company as set forth in the Placement Agency Agreement are true and correct in all material respects as of the date hereof and as if made on the date hereof, and the Company has complied in all material respects with all the agreements and satisfied all the conditions on its part to be performed or satisfied under the Placement Agency Agreement at or before the date hereof.

3.      Since the date of the most recent financial statements incorporated by reference in the Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto), there has been no material adverse change in the condition (financial or otherwise), business or results of operations of the Company and its subsidiaries, taken as a whole, except as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto).

4.      The sales of the Shares pursuant to the Purchase Agreements have not been enjoined (temporarily or permanently).

Terms defined in the Placement Agency Agreement and not otherwise defined herein, are used herein as therein defined.

[Signature page immediately follows]

IN WITNESS WHEREOF, the undersigned have hereunto set their hands on this [ ] day of September, 2025.

Name: Mark A. Kempa
Title: Executive Vice President and Chief Financial Officer

Annex A

Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Arrasas Limited	Isle of Man
Belize Island Holdings Ltd.	Belize
Breakaway Four, Ltd.	Bermuda
Breakaway One, Ltd.	Bermuda
Breakaway Three, Ltd.	Bermuda
Breakaway Two, Ltd.	Bermuda
DaVinci One, LLC	Bermuda
DaVinci Two, LLC	Bermuda
DaVinci Three, LLC	Bermuda
Eurosoft Corporation Limited	United Kingdom
Eurosoft Cruise Line (Shanghai) Co., Ltd.	China
Explorer II New Build, LLC	Bermuda
Explorer III New Build, LLC	Bermuda
Explorer New Build, LLC	Bermuda
Insignia Vessel Acquisition, LLC	Bermuda
Leonardo Five, Ltd.	Bermuda
Leonardo Four, Ltd.	Bermuda
Leonardo One, Ltd.	Bermuda
Leonardo Six, Ltd.	Bermuda
Leonardo Three, Ltd.	Bermuda
Leonardo Two, Ltd.	Bermuda
Marina New Build, LLC	Bermuda
Mariner, LLC	Bermuda
Nautica Acquisition, LLC	Bermuda
Navigator Vessel Company, LLC	Bermuda
NCL (Bahamas) Ltd. d/b/a Norwegian Cruise Line	Bermuda
NCL America Holdings, LLC	Delaware
NCL Australia Pty Ltd.	Australia
NCL Corporation Ltd.	Bermuda
NCL International, Ltd.	Bermuda

Norwegian Compass Ltd.	United Kingdom
Norwegian Cruise Co. Inc.	Delaware
Norwegian Cruise Line Group UK Limited (formerly Prestige Cruise Services (Europe) Limited)	United Kingdom
Norwegian Dawn Limited	Bermuda
Norwegian Epic, Ltd.	Bermuda
Norwegian Gem, Ltd.	Bermuda
Norwegian Jewel Limited	Bermuda
Norwegian Pearl, Ltd.	Bermuda
Norwegian Sextant Ltd.	United Kingdom
Norwegian Sky, Ltd.	Bermuda
Norwegian Spirit, Ltd.	Bermuda
Norwegian Star Limited	Bermuda
Norwegian Sun Limited	Bermuda
O Class Plus One, LLC	Bermuda
O Class Plus Two, LLC	Bermuda
Oceania Cruises Ltd. (formerly Oceania Cruises S. de R.L.)	Bermuda
Oceania Next I, LLC	Bermuda
Oceania Next II, LLC	Bermuda
Oceania Next III, LLC	Bermuda
Oceania Next IV, Ltd.	Bermuda
Prestige Cruise Holdings Ltd. (formerly Prestige Cruise Holdings S. de R.L.)	Bermuda
Prestige Cruise Services LLC	Bermuda
Prestige Cruises Air Services, Inc.	Florida
Prestige Cruises International Ltd. (formerly Prestige Cruises International S. de R.L.)	Bermuda
Pride of America Ship Holding, LLC	Delaware
Pride of Hawaii, LLC	Bermuda
Regatta Acquisition, LLC	Bermuda
Riviera New Build, LLC	Bermuda
Seahawk One, Ltd.	Bermuda
Seahawk Two, Ltd.	Bermuda

Seven Seas Cruises Ltd. (formerly Seven Seas Cruises S. de R.L.)	Bermuda
Sirena Acquisition Ltd. (formerly Sirena Acquisition)	Bermuda
Sixthman Ltd.	Bermuda
Voyager Vessel Company, LLC	Bermuda
NCL Finance, Ltd.	Bermuda
Norwegian Cruise Line Agencia de Viagens Ltda.	Brazil
Cruise Quality Travel Spain SL	Spain
NCL Construction Corp., Ltd.	Bermuda
NCL (Guernsey) Limited	Guernsey
NCLM Limited	Malta
Future Investments, Ltd.	Bermuda
Belize Investments Limited	St. Lucia
Krystalsea Limited	British Virgin Islands
NCLC Investments Canada Ltd.	Canada
NCL Singapore Pte. Ltd.	Singapore
Norwegian Cruise Line India Private Limited	India
NCL Japan KK	Japan
NCL HK Holding, Ltd.	Bermuda
NCL Hong Kong Limited	Hong Kong
NCL US IP CO 1, LLC	Delaware
NCL US IP CO 2, LLC	Bermuda
Norwegian USCRA, Ltd.	Bermuda
Bermuda Tenders, Ltd.	Bermuda
Great Stirrup Cay Limited	Bahamas
NCL Holding AS	Norway
Norwegian Cruise Line Group Italy S.r.l.	Italy
Goodwill Credit, Ltd.	Bermuda
NCL NextGen Class I, Ltd.	Bermuda
NCL NextGen Class II, Ltd.	Bermuda
NCL NextGen Class III, Ltd.	Bermuda
NCL NextGen Class IV, Ltd.	Bermuda
Independent Maritime Advisors Ltd.	UK